                                                                    EXHIBIT 2.1

                       TRANSFER AND ASSUMPTION AGREEMENT



                           THE TORONTO-DOMINION BANK
                               (AS TD TRANSFEROR)


                                    - AND -


                    TD WATERHOUSE SECURITIES (CANADA), INC.
                                (AS TRANSFEREE)











                               DATED JUNE o, 1999

                       TRANSFER AND ASSUMPTION AGREEMENT

     THIS AGREEMENT effective as of the o day of June, 1999,

BETWEEN:



           THE TORONTO-DOMINION BANK
     (a Canadian chartered bank)
     (hereinafter referred to as "TD Transferor")

     OF THE FIRST PART,

                                    - and -

            TD WATERHOUSE SECURITIES (CANADA), INC., a corporation incorporated under the laws of Ontario (hereinafter referred to as the "Transferee")

     OF THE SECOND PART.


WHEREAS TD Transferor wishes to transfer the Service Operations and the Transferee wishes to acquire the Service Operations, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties have agreed as follows:


                                   ARTICLE 1
                                INTERPRETATION
                                --------------

1.1   DEFINITIONS.

      In this Agreement, including the recitals and the Schedules, unless the context otherwise requires:

      (a) "ACCOUNTS PAYABLE" mean the payables owing at the Effective Time by TD Transferor to creditors for the purposes of, or in connection with, the Service Operations (including the trade payables, other payables, accrued expenses and arrears);

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                                    - 2 -




      (b) "ACCOUNTS RECEIVABLE" mean the receivables owing at the Effective Time by debtors of TD Transferor for the purposes of, or in connection with, the Service Operations (including trade receivables, other receivables, accrued income, and prepayments);

      (c) "ASSURANCE" means any warranty, representation, statement, assurance, comfort letter, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever;

      (d)  "BOOKS AND RECORDS" mean all books and records of TD
           Transferor containing Service Operations Information or other media on which any such information is recorded, including all forms of computer or machine readable material but excluding all books and records relating to Excluded Assets or Excluded Liabilities;

      (e) "BUSINESS DAY" means any day which is not a Saturday, Sunday or statutory holiday in Toronto, Ontario;

      (f) "COMMITMENTS" mean contracts, arrangements, indentures, mortgages, licence agreements, commitments and engagements, including any quotation, order or tender for any of the foregoing which remains open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied), excluding the Leases;

      (g) "DIRECTION AND ESCROW AGREEMENT REGARDING THE 1999 GREEN LINE REORGANIZATION" means the agreement entered into among TD Transferor, TD Waterhouse Group, Inc., TD Securities Inc. and the Transferee, dated the date hereof setting out with respect to the transactions contemplated therein, the list of documents to be exchanged, the parties to whom such documents are to be delivered, the participants in the closing and the terms of escrow and release of escrow, including the times at which the various deliveries of documents are made and the transactions contemplated thereby become effective;

      (h) "EFFECTIVE TIME" means 00:01 a.m. on the first day of the month in which the IPO Closing Date occurs;

      (i) "ELIGIBLE PROPERTY" means eligible property within the meaning of subsection 85(1.1) of the Tax Act or its applicable provincial counterpart, in respect of which an election has been or will be made as provided in Section 4.1 of this Agreement;


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                                     - 3 -



      (j) "EMPLOYEE TRANSFER DATE" means the date designated by notice given by TD Transferor to the Transferee as the date for the transfer of the Employees to the Transferee; provided that the date so designated shall be on the same day as or after the Effective Time and prior to the first anniversary of the Effective Time;

      (k) "EMPLOYEES" mean those Persons whose names are set out in Schedule "A" hereto;

      (l) "ENCUMBRANCES" mean liens, charges, security interests, rights of others or other encumbrances;

           (m) "EXCLUDED ASSETS" mean: (i) amounts recoverable in respect of Taxes relating to the Service Operations arising or relating to a period of time ending prior to the Effective Time, (ii) the rights of TD Transferor under the Reorganization Agreements, (iii) the benefits of the TD Transferor under the master service agreement dated January 1, 1996 between TD Securities Inc. and TD Transferor to the extent that such services do not relate to the Service Operations, (iv) all stock exchange seats, (v) the benefits under the Leases and (vi) Accounts Receivable, cash and cash equivalents;

      (n) "EXCLUDED LIABILITIES" mean: (i) all Taxes relating to the Service Operations arising or relating to a period of time ending prior to the Effective Time, (ii) the obligations of TD Transferor under the Reorganization Agreements, (iii) the burdens of TD Transferor under the master service agreement dated January 1, 1996 between TD Securities Inc. and TD Transferor to the extent that such services do not relate to the Service Operations, (iv) the obligations under the Leases and (v) Accounts Payable;

      (o) "INDEPENDENT CONTRACTORS" mean those Persons whose names are set out in Schedule "B" hereto;

      (p) "INTELLECTUAL PROPERTY RIGHTS" mean patents, trade marks, service marks, trade names, business names, rights in design, copyright (including rights in computer software and moral rights), database rights, rights in domain names and all other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing rights, and all rights or forms of protection having equivalent or similar effect to any of the foregoing but excluding Service Operations Information;

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                                     - 4 -



      (q) "IPO CLOSING DATE" means the date of the initial offering to the public of common shares in the capital stock of TD Waterhouse Group, Inc.;

      (r) "LEASES" mean collectively the leases pertaining to the Premises and includes, if applicable, all amendments to and renewals and extensions of such documents and all documents issued in substitution therefor;

      (s) "LOSSES AND LIABILITIES" mean, in relation to a Person, claims, demands, causes of action, liabilities, losses, costs, damages and expenses which such Person suffers, sustains, pays or incurs including legal fees on a "solicitor and his own client" basis;

      (t) "MATERIAL CONSENT" means a regulatory approval or consent which if not obtained would preclude the Transferee from carrying on the business of a dealer in any Province or Territory of Canada;

      (u) "PARTIES" mean the parties to this Agreement and "PARTY" means any one of them;

      (v) "PERSON" shall include any individual, heir, executor, administrator or other legal representative of an individual, firm, company, corporation, other body corporate, association, unincorporated organization, partnership, trust, government and governmental or regulatory department or agency (whether or not having separate legal personality);

      (w) "PREMISES" mean the premises used by TD Transferor in connection with the Service Operations;

      (x) "RELEASE TIME" means the time of the release of this Agreement from the escrow constituted by the Direction and Escrow Agreement Regarding the 1999 Green Line Reorganization (such time being specified in the Direction and Escrow Agreement Regarding the 1999 Green Line Reorganization);

      (y) "REORGANIZATION AGREEMENTS" mean this Agreement and all other agreements, Specific Conveyances or Specific Assumptions to be entered into pursuant to this Agreement;

      (z) "SALES TAXES" includes all federal, provincial, and other sales, goods and services, value added, use or other transfer taxes, and all other taxes whatsoever, including, without limitation, any goods and services tax and harmonized sales tax payable under the Excise Tax Act (Canada), and tax payable under An Act Respecting Quebec Sales Tax and any retail sales tax imposed by any Province in Canada;


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                                     - 5 -



      (aa) "SERVICE OPERATIONS" means: (i) the provision of services by the TD Transferor to the Canadian discount brokerage business presently and/or heretofore carried on by TD Securities Inc. through its division known as "Green Line Investor Services" and (ii) the provision of services by the TD Transferor to TD Securities Inc. through the TD Transferor's division known as "TD Securities Services";

      (bb) "SERVICE OPERATIONS INFORMATION" means all information that is used exclusively in the Service Operations and is owned or the rights in which are owned by TD Transferor;

      (cc) "SERVICE OPERATIONS IPR" means all Intellectual Property Rights owned by or on behalf of TD Transferor which is used exclusively in the Service Operations;

      (dd) "SPECIFIC ASSUMPTIONS" mean all assumption instruments, novations and other documents or instruments that are reasonably required to effectively cause the Transferee to assume the TD Assumed Liabilities, to make the Transferee, in the place and stead of the TD Transferor, liable to satisfy the TD Assumed Liabilities to the Third Parties to whom they are owed and to effect a release of the TD Transferor from the TD Assumed Liabilities;

      (ee) "SPECIFIC CONVEYANCES" mean all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required to convey, assign and transfer the TD Assets to the Transferee;

      (ff) "TANGIBLE ASSETS" mean all the tangible assets, including motor vehicles, computer equipment (but not software), other equipment and machinery, desks, chairs, other furniture and fixtures beneficially owned by TD Transferor and used exclusively in connection with the Service Operations;

      (gg) "TAX" means: (a) taxes on income, profit or gains and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any Sales Taxes, any excise, property, capital, franchise and payroll taxes and any national or provincial insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Service Operations or any other Persons and of whether any amount in respect of them is recoverable from any other Person;

      (hh) "TAX ACT" means the Income Tax Act (Canada) 1985 R.S.C. (5th Supp.), c.1, as amended;

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                                    - 6 -



      (ii) "TD ASSETS" mean all of the assets, properties and undertakings owned, used or held by TD Transferor which exclusively relate to the Service Operations, including but not limited to, to the extent they are owned, used or held by TD Transferor and exclusively relate to the Service Operations, the Service Operations Information, the Service Operations IPR, Tangible Assets, Books and Records, and the benefits of the Commitments (including the rights and benefits of the TD Transferor under the master service agreement dated January 1, 1996 between TD Securities Inc. and TD Transferor) but excluding the Excluded Assets;

      (jj) "TD ASSUMED LIABILITIES" mean all liabilities and obligations of TD Transferor relating to or in respect of the Service Operations, whether direct or indirect, existing or contingent, accrued on or prior to, or accruing subsequent to, the Effective Time, including but not limited to liabilities relating to or incurred in connection with the TD Assets or the use of thereof, Assurances, Commitments (including all payment obligations thereunder), causes of action, claims and lawsuits presently or hereafter in existence whether known or unknown which relate to or are in respect of the Service Operations (including without limitation, causes of action, claims and lawsuits made by Employees) but excluding the Excluded Liabilities;

      (kk) "TD EXCHANGEABLE SHARES" mean o exchangeable preferred shares of the Transferee having the share conditions set forth in Schedule "C" hereto;

      (ll) "TD PROMISSORY NOTE" means the promissory note in the principal amount of $o to be made and delivered by the Transferee in favour of TD Transferor;

      (mm) "TD PURCHASE CONSIDERATION" has the meaning ascribed thereto in Section 2.3;

      (nn) "TD PURCHASE PRICE" has the meaning ascribed thereto in
           Section 2.3;

      (oo) "THIRD PARTY" means any Person other than a Party;

      (pp) "THIS AGREEMENT", "HEREIN", "HERETO", "HEREOF" and similar expressions refer to this Transfer and Assumption Agreement as amended from time to time;

      (qq) "TRANSFEREE INDEMNIFIED PARTIES" has the meaning ascribed thereto in Section 6.2 hereof; and

      (rr) "TRANSFEROR INDEMNIFIED PARTIES" has the meaning ascribed thereto in section 6.1 hereof.

1.2  ARTICLE, SECTION AND SCHEDULE REFERENCES.
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                                    - 7 -




      Except as otherwise expressly provided, a reference in this Agreement to an "Article", "section", "subsection", "paragraph" or "Schedule" is a reference to an article, section, subsection, paragraph or schedule of or to this Agreement.

1.3   INTERPRETATION NOT AFFECTED BY HEADINGS

      The headings in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4   INCLUDED WORDS

      When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting one gender shall be construed as suggesting other genders.


1.5   SCHEDULES

The following Schedules are attached to and form a part of this Agreement:

Schedule "A" -     List of Employees;
Schedule "B" -     List of Independent Contractors;
Schedule "C" -     Share Conditions of Transferee's Exchangeable Shares; and
Schedule "D" -     Pension Arrangements.


                                   ARTICLE 2
                              PURCHASE AND SALE

2.1  TRANSFER

      As of the Effective Time, TD Transferor hereby transfers, assigns, sells and conveys all of its right, title and interest in and to the TD Assets to the Transferee and the Transferee hereby purchases and accepts from TD Transferor all of TD Transferor's right, title and interest in and to the TD Assets, subject to and in accordance with this Agreement including
      Section 7.8. The Transferee acknowledges that the TD Assets may be subject to Encumbrances and it accepts the TD Assets in the condition in which they exist at the Effective Time.

2.2  ASSUMPTION OF ASSUMED LIABILITIES, Etc.

      The Transferee hereby assumes, and agrees to duly and fully perform, satisfy, pay and discharge, the TD Assumed Liabilities.


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                                     - 8 -


2.3  PURCHASE PRICE

      The purchase price for the TD Assets shall be equal to the aggregate fair market value of the TD Assets (such price being herein referred to as the "TD Purchase Price"). TD Transferor hereby acknowledges the receipt from the Transferee, and the sufficiency of, the consideration for the TD Assets (the "TD Purchase Consideration") being the TD Exchangeable Shares, the assumption of the TD Assumed Liabilities and the TD Promissory Note.

2.4 ALLOCATION OF THE TD PURCHASE CONSIDERATION

      (a)  The TD Purchase Price shall be allocated among each of the TD
           Assets as to an amount equal to the fair market value of each of the TD Assets.

      (b) The TD Assumed Liabilities and the TD Promissory Note shall be allocated as follows:

            (i) to each of the TD Assets which is an Eligible Property, other than Tangible Assets and computer software, to the extent of the amount agreed to by the TD Transferor and the Transferee in their joint election under subsection 85(1) of the Tax Act, in respect of the transfer of the particular property; and

            (ii) to each of the TD Assets which is not an Eligible Property, a
                 Tangible Asset or computer software, pro rata based on the fair market value of each such property but in no event shall the amount so allocated to a particular property exceed the fair market value of the property.

      (c) The TD Exchangeable Shares shall be allocated to each of the TD Assets to the extent that the fair market value of the particular property exceeds the principal amount of the liabilities allocated to the particular property as set out in Section 2.4(b) above.

2.5  GST

      (a) The TD Purchase Price does not include any Sales Taxes, which are or may become exigible in connection with the transfer of the TD Assets.

      (b) The Transferee shall pay to the TD Transferor any applicable goods and services tax or harmonized sales tax payable under the Excise Tax Act (Canada) and any applicable tax payable under An Act Respecting Quebec Sales Tax in connection with the transfer of the TD Assets.


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                                     - 9 -



2.6  BULK SALES ACT LEGISLATION

      The Parties hereto waive compliance with any and all applicable bulk sales legislation.


                                   ARTICLE 3
                                  TRANSFERS


3.1  SPECIFIC CONVEYANCES AND SPECIFIC ASSUMPTIONS

      The Transferee shall bear all costs incurred in preparing and entering into and, if necessary, registering any Specific Conveyances or Specific Assumptions and registering any further assurances required pursuant to this Agreement. The Transferee shall register all such Specific Conveyances and Specific Assumptions promptly.


                                   ARTICLE 4
                                     TAXES

4.1  SECTION 85

      TD Transferor and the Transferee will jointly elect under subsection 85(1) of the Tax Act and under any similar provincial legislation, in prescribed form and within the time provided, with respect to the transfer of each of the TD Assets which is an eligible property within the meaning of subsection 85(1.1) of the Tax Act and in respect of which TD Transferor designates, and the agreed amount for purposes of paragraph 85(1)(a) of the Tax Act and any similar provincial legislation in respect of each such property will be the amount as determined by TD Transferor.

4.2  UNEARNED AMOUNTS

      TD Transferor agrees with the Transferee that TD Transferor is transferring assets with a fair market value equal to the amount of TD Transferor's obligations in respect of undertakings which arise from the operations of the Service Operations and to which paragraph 12(1)(a) of the Tax Act applies and, in respect of such transfer by TD Transferor to the Transferee at TD Transferor's option, the Transferee will jointly elect with TD Transferor under subsection 20(24) of the Tax Act, and any similar provision of any provincial legislation, to have the rules in subsection 20(24) apply.


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                                     - 10 -



4.3 TRANSFER TAXES

      The Transferee shall be liable for all Sales Taxes that may be imposed or assessed in connection with the transfer of TD Assets and the Transferee shall, subject to Section 2.5(b) hereof, pay such Sales Taxes directly to the relevant governmental authority.


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1  REPRESENTATIONS AND WARRANTIES OF TD TRANSFEROR

      TD Transferor represents and warrants to the Transferee that:

      (a) TD Transferor Standing: TD Transferor is a Canadian chartered bank, duly organized and validly existing under the laws of Canada and now has the requisite corporate power and authority to perform its obligations in accordance with the Agreement;

      (b) No Conflicts: the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any of the constating documents, by-laws or governing documents of TD Transferor;

      (c) Execution of Documents: this Agreement has been duly executed and delivered by TD Transferor and all other documents (including the Specific Conveyances) executed and delivered by TD Transferor pursuant hereto will be duly executed and delivered by TD Transferor, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of the TD Transferor enforceable in accordance with their respective terms;

      (d) Sufficiency of Assets and Services: As a result of: the transfer to the Transferee of the TD Assets, the assets transferred by TD Securities Inc. to the Transferee as of the date hereof pursuant to a separate transfer and assumption agreement, the provisions of Article 7 herein and of Article 7 of such separate transfer and assumption agreement, and the services to be provided by TD Transferor and certain of its affiliates to the Transferee pursuant to the master services agreement made as of the o day of June, 1999 between TD Transferor and TD Waterhouse Group, Inc., the Transferee will have all assets or services required to carry on the Canadian discount brokerage business presently or heretofore carried on by TD Securities Inc. through its division known as "Green Line Investor Services" and the Canadian brokerage clearing business presently and/or heretofore carried on by TD Securities Inc.


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                                    - 11 -



      (e) Encumbrances: to the best of its knowledge, immediately after the transfer provided for in Section 2.1, any Encumbrances applicable to the TD Assets will not in any material way prevent the Transferee from using the TD Assets in the manner in which they were used immediately prior to such time. Furthermore, TD Transferor has not created or permitted the creation of any Encumbrance on the TD Assets, except in connection with the conduct of the Service Operations;

      (f) Residency: TD Transferor is not a non-resident of Canada within the meaning of the provisions of the Tax Act; and

      (g)  Registration Numbers: TD Transferor is registered under the
           Excise Tax Act (Canada) and An Act Respecting Quebec Sales Tax and its respective registration numbers are 105255145 and 100042923.

5.2  REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

      The Transferee represents and warrants TD Transferor that:

      (a) Standing: the Transferee is a taxable Canadian corporation as defined in subsection 89(1) of the Tax Act, duly organized and validly existing under the laws of Ontario and now has the requisite corporate power and authority to perform its obligations in accordance with this Agreement;

      (b) No Conflicts: the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, the constating documents, by-laws or governing documents of the Transferee;

      (c) Execution of Documents: this Agreement has been duly executed and delivered by the Transferee and all other documents (including the Specific Conveyances) executed and delivered by the Transferee pursuant hereto will be duly executed and delivered by the Transferee, and this Agreement does, and such documents will, constitute legal, valid and binding obligations of the Transferee enforceable in accordance with their respective terms; and

      (d) Exchangeable Shares: the TD Exchangeable Shares are validly created, allotted and issued as fully-paid and non-assessable shares, are registered in the name of TD Transferor, except for o , are the only issued and outstanding shares of the Transferee and are free and clear of any Encumbrance.


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                                    - 12 -



5.3  LIMITATION

      No claim under this Article 5 shall be made or be enforceable by the TD Transferor or by the Transferee, unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made.

5.4  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS


      (a) The representations and warranties set forth in Sections 5.1 and 5.2 shall survive the completion of the Transfer of the TD Assets herein provided for and, notwithstanding such completion, shall continue in full force and effect for a period of three (3) years from the Release Time.

      (b) The covenants and indemnities of a Party set forth in this Agreement shall survive the transfer of the TD Assets herein provided for and, notwithstanding such completion, shall continue in full force and effect in accordance with the terms thereof.

                                    ARTICLE 6
                                   INDEMNITIES

6.1  GENERAL INDEMNITY OF TRANSFEREE

      The Transferee covenants and agrees with TD Transferor to indemnify and save harmless TD Transferor, its directors, officers, agents, employees and their respective executors, heirs, administrators, successors and permitted assigns (collectively the "Transferor Indemnified Parties") from and against all Losses and Liabilities that any of the Transferor Indemnified Parties may suffer or incur directly or indirectly as a result of, or in connection with: (a) the TD Assumed Liabilities, (b) the use of any Service Operations IPR in the Service Operations, whether before or after the Effective Time, (c) the operation of the Service Operations from and after the Effective Time, (d) any breach of the Transferee's representations and warranties and covenants set out herein,
      (e) Sales Taxes payable in connection with the transfer of the TD Assets or (f) any misstatement or omission relating to the Service Operations in the prospectus of TD Waterhouse Group, Inc. dated o , 1999.

6.2  GENERAL INDEMNITY OF TD TRANSFEROR

      TD Transferor covenants and agrees with the Transferee to indemnify and save harmless the Transferee, its directors, officers, agents, employees and their respective executors, heirs, administrators, successors and permitted assigns (collectively the "Transferee Indemnified Parties") from and against all Losses and Liabilities that any of the Transferee Indemnified Parties may suffer or incur directly or indirectly as a result of, or in connection with:

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                                    - 13 -



      (a) the operation by TD Transferor of any business or operations other than the Service Operations, whether before or after the Effective Time; or

      (b) any breach of TD Transferor's representations warranties and covenants set out herein.

6.3 CONDUCT OF THIRD PARTY CLAIMS

      (a) Unless otherwise notified by the beneficiary of an indemnity herein granted (an "Indemnified") in connection with any claim, demand or cause of action of, or asserted by a Third Party in respect of which a Party has given an indemnity under this Agreement (the "Indemnifier"), the Indemnifier shall take control of the defence or settlement of such claim, demand or cause of action; provided that the Indemnifier may not settle or make any admission of liability without having first obtained the Indemnified's written consent, which consent shall not be unreasonably withheld.

      (b) An Indemnifier shall not be entitled to exercise and hereby waives any rights or remedies the Indemnifier may now or in the future have against an Indemnified in respect of matters in respect of which it has indemnified the Indemnified, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name the Indemnified as a third party to any action commenced by any Third Party against the Indemnifier.


                                   ARTICLE 7
                         CERTAIN RIGHTS AND OBLIGATIONS

7.1  THIRD PARTY CONSENTS

      The Transferee acknowledges and agrees that it has been responsible for ascertaining and obtaining prior to the Release Time all licenses, permits, consents and giving all notices necessary to permit the effective transfer of the TD Assets from TD Transferor to the Transferee, to ensure that no Commitments or Assurances relating to the Service Operations are breached and that the Transferee may operate the Service Operations. In the event that it has failed to do so, the Transferee shall promptly use its commercially reasonable efforts to do so. The Transferee hereby indemnifies and saves harmless the Transferor Indemnified Parties from and against all Losses and Liabilities that any of the Transferor Indemnified Parties may suffer as a result of, or in connection with, its failure to have obtained such licences, permits, consents and given such notices prior to the Release Time. After the Release Time, TD Transferor shall provide reasonable co-operation and assistance to the Transferee to obtain any outstanding licences, permits and consents. Each of the TD Transferor

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                                     - 14 -



      and the Transferee shall be responsible for their internal and professional costs in carrying out their respective obligations under this section. The Transferee shall be liable for and shall pay all fees, charges, costs and expenses levied by a Person in granting, or as a condition to grant a license, permit or its consent or including assignment fees.

7.2 ABSENCE OF CONSENT

       (a) Where any consent or agreement of any Third Party is required to the transfer of any of the TD Assets (other than in relation to the transfer of any Commitment (which is dealt with in Section 7.3)), and such consent or agreement has not been obtained at or before the Release Time, the transfer of the relevant asset shall not take effect until that consent or agreement has been obtained.

       (b) After the Release Time, and until such time as any consent or agreement referred to in Section 7.2 (a) is obtained, TD Transferor shall be deemed to hold the benefit of such asset for the Transferee.

7.3 COMMITMENTS

       (a) Where any consent or agreement of any Third Party is required to enable the Transferee to enjoy or perform any Commitment or to enable TD Transferor to transfer the benefit or burden of any Commitment to the Transferee, then the following provisions shall apply:

              (i)  this Agreement shall not constitute an
                   assignment or an attempted assignment of the relevant Commitment if, or to the extent that, such an assignment or attempted assignment would constitute a breach of such Commitment;

              (ii) the Parties shall use all reasonable efforts
                   to obtain the consent or agreement of the Third Party to whatever assignment, transfer or novation is necessary to enable the Transferee to perform such Commitment after the Effective Date or as the case may be to transfer the benefit and burden of such Commitment to the Transferee;

              (iii) until the consent or agreement referred to
                   in Section 7.3(a) is obtained, the Transferee shall, unless the relevant Commitment prohibits it, perform all the obligations of TD Transferor under such Commitment, as agent for or sub-contractor to TD Transferor and indemnify the Transferor Indemnified Parties in respect of such performance or, if the relevant Commitment prohibits the Transferee from so acting as agent and sub-contractor or the Transferee cannot be permitted to act as agent and sub-contractor because of confidentiality obligations, the Transferor Indemnified Parties shall, at the cost of the Transferee and to the extent that the TD Transferor is reasonably able, do all such acts and things as the Transferee may reasonably require to enable due performance of the Commitment and to provide for the Transferee the benefits, subject to the burdens, of the Commitment and the Transferee shall indemnify the Transferor Indemnified Parties in respect of all such acts and things.

       (b)  Until such time as the consent or agreement referred to in
            Section 7.3(a) is obtained, TD Transferor shall be deemed to hold the benefit of the relevant Commitment referred to in Section 7.3(a) for the Transferee.

       (c) If the rights or obligations under the Commitment to which TD Transferor is a party extend to both the Service Operations and any other operation or business of TD Transferor (in this Section 7.3(c) a "Retained Business"), TD Transferor and the Transferee agree that:

                 (i)  the Commitment shall remain with the TD
                      Transferor which shall hold all rights under such Commitment to the extent they relate to the Service Operations for the benefit of the Transferee;

                 (ii) to the extent that any rights under
                      such Commitment are held by TD Transferor for the benefit of the Transferee, TD Transferor and the Transferee shall cooperate with each other to ensure that:

                       (A)  the Transferee obtains the
                            benefit of any such rights and satisfies any associated or commensurate obligations;

                       (B)  the Transferee's rights
                            under such Commitment are enforced against the issuer thereof or the other party or parties thereto;

                       (C)  all such actions are taken
                            and all such things are done by TD Transferor as may reasonably be requested by the Transferee, to the extent TD Transferor can do so without prejudice to its own rights under such Commitment;

                       (D)  all such actions are taken
                            and all such things are done by the Transferee as may reasonably be requested by TD Transferor which are necessary to ensure that all associated or commensurate obligations are satisfied by the Transferee; and

                       (E)  all monies and properties
                            collected by or paid or transferred to TD
                            Transferor in respect of such rights are paid over or transferred to the Transferee as appropriate, and all monies and properties payable or transferable by the TD Transferor in respect of such obligations are first paid over or transferred to TD Transferor by the Transferee, as appropriate; and.

                 (iii) the Transferee shall indemnify and
                      save harmless TD Transferor from and against any claims in respect of any such Commitments in connection with or arising as a result of any action reasonably taken by TD Transferor in its capacity as holder of the Commitment (including, any such actions taken by TD Transferor in accordance with this Section 7.3).

7.4  LETTERS TO SUPPLIERS

       The Transferee shall promptly following the Release Time send out notices and letters to all suppliers of the Service Operations informing them of the transfer of the Service Operations and the Transferee's assumption of the TD Assumed Liabilities.

7.5  RELEASE OF THE ASSURANCES

       The Transferee covenants that, at the written request of TD Transferor made from time to time after the Release Time, the Transferee will use best efforts to execute and deliver all such instruments of assumption and acknowledgements in order to effect the release and discharge in full of any Assurance given by TD Transferor to any Person in respect of any obligation or liability of the Service Operations, and shall procure the assumption of, and the substitution of the Transferee as the primary obligor in respect of, each such Assurance on a non-recourse basis to TD Transferor. Pending such release and discharge, the Transferee hereby agrees with the TD Transferor that the Transferee will assume and pay and discharge when due, and indemnify each Transferor Indemnified Person against, all such Assurances.

7.6  EMPLOYEES AND INDEPENDENT CONTRACTORS

       (a)  The Transferee will, effective as of the Employee Transfer
            Date and on terms and conditions (including remuneration and benefits, if any) which in the aggregate are similar to those which they presently enjoy, (i) employ from and after such time the Employees and (ii) retain from and after the Employee Transfer Date the Independent Contractors.

       (b) The Transferee will recognize, to the extent previously recognized by the TD Transferor, accrued vacation, and other similar entitlements of

            Employees and the past service of the Employees with the TD Transferor and any prior service for which the TD Transferor has given the Employees service credit for all purposes, including eligibility to participate and extent of participation in all benefit plans and entitlement to notice of termination of employment or pay in lieu thereof or severance pay.

       (c) The Transferee will indemnify and save harmless the Transferor Indemnified Parties against any Losses and Liabilities arising from or relating to: (i) the employment by the TD Transferor or Transferee of an Employee or termination thereof by the TD Transferor or Transferee, except that the TD Transferor shall bear any termination costs owing as a direct result of the transfer of the Service Operations, other than those termination costs attributable to an Employee's refusal to accept employment with the Transferee; or (ii) the retainer by TD Transferor or the Transferee of an Independent Contractor or termination of that retainer by TD Transferor or the Transferee.

       (d) Without limiting Section 7.6(a), the Transferee shall also employ or retain persons on short or long term disability or workers compensation leave, child care leave or any other approved paid or unpaid leave of absence who at the time of their disability, injury or the commencement of their leave were employed or retained in the Service Operations.

       (e) The Parties agree to comply with the provisions relating to pensions set out in Schedule "D" hereof.

       (f) It is acknowledged that the TD Transferor provides an unfunded benefit plan known as Executive Benefit Plan for some of the Employees and it is agreed by the parties that the TD Transferor will continue to provide such benefits with respect to employment with the TD Transferor prior to the Employee Transfer Date and with respect to employment with the Transferee on and after the Employee Transfer Date.

7.7  AMOUNTS RECEIVED IN RESPECT OF THE TD ASSETS

     Where after the Effective Date any amount is paid to TD Transferor in respect of a TD Asset, TD Transferor shall forthwith (and in any event, within 30 days of the receipt of such amount) remit such amount to the Transferee.

7.8  TRANSFER OF LEGAL TITLE

     All parties acknowledge and agree that the legal transfer of the TD Assets will occur on the later of immediately after the IPO Closing Date and the date on which the last Material Consent is obtained, but in any event the Parties acknowledge that the Transferee is entitled to receive the net economic benefit derived from the operation of the Service Operations from and after the Effective Time, as provided in Section 2.1.


                                   ARTICLE 8
                                    GENERAL

 8.1  FURTHER ASSURANCES

       Each Party will, from time to time and at all times after the Release Time, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

8.2  NO MERGER

       Subject to any limitations set forth herein, the covenants, representations, warranties and indemnities contained in this Agreement shall survive the execution and delivery hereof and shall not merge in any assignments, conveyances, transfers or other documents executed and delivered at or after the date hereof, notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

8.3  ENTIRE AGREEMENT

       The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.

8.4  GOVERNING LAW

       This Agreement shall be subject to and interpreted, construed and enforced in accordance with the laws of Ontario and the laws of Canada applicable therein and shall be treated as a contract made in Ontario. The Parties irrevocably attorn and submit to the jurisdiction of the courts of Ontario and courts of appeal therefrom in respect of all matters arising out of this Agreement.

8.5  ASSIGNMENT, ENUREMENT, ETC.

       Neither the obligations nor the benefits under this Agreement shall be assignable unless:

       (a)  The assignor has given notice to the other party hereto;

       (b) The assignment is an assignment of all of the assignor's rights, benefits and obligations hereunder; and

       (c) The assignment is made in connection with or as part of a corporate reorganization of the assignor, a merger or amalgamation of the assignor with one or more other corporations or the sale by the assignor of all or substantially all of its assets.

       Notwithstanding any such assignment, the assignor shall continue to remain liable for its obligations hereunder jointly and severally with the assignee, and the assignee's rights and benefits hereunder shall be subject to any rights of set-off and equities existing as between the assignor and the other party hereto. Any purported assignment in contravention of this section shall be void. This Agreement shall be binding upon and enure to the benefit of the Transferee, TD Transferor, the Transferor Indemnified Parties, the Transferee Indemnified Parties and their respective heirs, executors, administrators, successors and permitted assigns.

8.6  TIME OF ESSENCE

     Time shall be of the essence in this Agreement.


8.7  NOTICES

     The addresses and fax number of each Party for notices shall be as follows:

TD Transferor       Toronto-Dominion Centre
                    P.O. Box 1, 12th Floor
                    Toronto, Ontario
                    M5K 1A2

                    Attention:  Senior Vice-President, Compliance
                    Fax:        (416) 944-6932

The Transferee:     c/o TD Waterhouse Group, Inc.
                    100 Wall Street
                    New York, New York
                    10005

                    Attention:  Executive Vice-President and General Counsel

                    Fax:        (212) 509-8099

Any notice, communication or statement (a "notice") required, permitted or contemplated hereunder shall be in writing and shall be delivered as follows:

       (a)  by delivery to a Party between 8:00 a.m. and 4:00 p.m.
            local time on a Business Day at the address of such Party for notices, in which case the notice shall be deemed to have been received by that Party when it is delivered; or

       (b) by telecopier to a Party to the telecopier number of such Party for notices, in which case, if the notice was telecopied prior to 4:00 p.m. local time on a Business Day the notice shall be deemed to have been received by that Party when it was telecopied and if it was faxed on a day which is not a Business Day or is faxed after 4:00 p.m. local time on a Business Day, it shall be deemed to have been received on the next following Business Day.

       A Party may from time to time change its address for service or its fax number for service by giving written notice of such change to the other Party.

8.8  INVALIDITY OF PROVISIONS

       If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

       (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

       (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

8.9  WAIVER

       No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

8.10 REMEDIES GENERALLY

       No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy in law or in equity or by statute or otherwise conferred.

8.11 AMENDMENT

       This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

8.12 COUNTERPART EXECUTION

       This Agreement may be executed in counterpart and all executed counterparts together shall constitute one agreement.

8.13 ACCESS TO BOOKS, RECORDS AND PERSONNEL

       After the Release Time, the Transferee shall permit TD Transferor and its representatives to continue to have full and complete access to the books and records of the Service Operations and its personnel as TD Transferor may require for the purpose of complying with all laws as well as its legitimate business purposes, including without limitation in connection with any claims, demands or litigation. The Transferee shall provide TD Transferor with its full co-operation (including testimony if requested) in connection with such purposes. The Transferee shall preserve and maintain its books and records for the greater of: (i) 15 years or (ii) such other time as they may be relevant.

8.14 AGENCY FOR INDEMNITIES

       The Parties acknowledge and agree that TD Transferor has entered into the Agreement on its own behalf and as agent for and on behalf of the Transferor Indemnified Parties (whether or not formally appointed as agent on or before the date of this Agreement) and it is the express intention of the Parties that TD Transferor on behalf of the Transferor Indemnified Parties or the Transferor Indemnified Parties themselves may exercise and enforce all their rights and remedies provided herein in the same manner as if each were a signatory hereto. The Transferee shall be generally entitled to deal with TD Transferor on behalf of the Transferor Indemnified Parties in respect of all matters concerning this Agreement without any obligation whatsoever to investigate the authority of the TD Transferor and notwithstanding anything contained herein, TD Transferor will continue to be bound by all of its obligations under this Agreement as if no such agency relationship existed and shall remain liable to perform the obligations of the Transferor Indemnified Parties hereunder to the extent that such persons fail to do so. The foregoing also applies mutatis mutandis to the Transferee in respect of the Transferee Indemnified Parties.


     IN WITNESS WHEREOF the Parties have executed this Agreement.

THE TORONTO-DOMINION BANK                TD WATERHOUSE SECURITIES (CANADA), INC.

Per:____________________________         Per:_______________________________

Per:____________________________         Per:_______________________________

                               TABLE OF CONTENTS



ARTICLE 1     INTERPRETATION
              1.1     Definitions............................................ 2
              1.2     Article, Section and Schedule References............... 6
              1.3     Interpretation Not Affected by Headings................ 7
              1.4     Included Words......................................... 7
              1.5     Schedules.............................................. 7

ARTICLE 2    PURCHASE AND SALE
              2.1     Transfer............................................... 7
              2.2     Assumption of Assumed Liabilities, Etc................. 7
              2.3     Purchase Price......................................... 8
              2.4     Allocation of the TD Purchase Consideration............ 8
              2.5     GST.................................................... 8
              2.6     Bulk Sales Act Legislation............................. 9

ARTICLE 3    TRANSFERS
              3.1     Specific Conveyances and Specific Assumptions.......... 9

ARTICLE 4    TAXES
              4.1     Section 85............................................. 9
              4.2     Unearned Amounts....................................... 9
              4.3     Transfer Taxes.........................................10

ARTICLE 5     REPRESENTATIONS AND WARRANTIES
              5.1     Representations and Warranties of TD Transferor........10
              5.2     Representations and Warranties of the Transferee.......11
              5.3     Limitation.............................................12
              5.4     Survival of Representations, Warranties and Covenants..12

ARTICLE 6     INDEMNITIES
              6.1     General Indemnity of Transferee........................12
              6.2     General Indemnity of TD Transferor.....................12
              6.3     Conduct of Third Party Claims..........................13

ARTICLE 7     CERTAIN RIGHTS AND OBLIGATIONS
              7.1     Third Party Consents...................................13
              7.2     Absence of Consent.....................................14
              7.3     Commitments............................................14

               7.4      Letters to Suppliers.................................16
               7.5      Release of the Assurances............................16
               7.6      Employees and Independent Contractors................16
               7.7      Amounts Received in Respect of the TD Assets.........17
               7.8      Transfer of Legal Title..............................17

ARTICLE 8      GENERAL
               8.1      Further Assurances...................................18
               8.2      No Merger............................................18
               8.3      Entire Agreement.....................................18
               8.4      Governing Law........................................18
               8.5      Assignment, Enurement, Etc...........................18
               8.6      Time of Essence......................................19
               8.7      Notices..............................................19
               8.8      Invalidity of Provisions.............................20
               8.9      Waiver...............................................20
               8.10     Remedies Generally...................................20
               8.11     Amendment............................................21
               8.12     Counterpart Execution................................21
               8.13     Access to Books, Records and Personnel...............21
               8.14     Agency For Indemnities...............................21